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                                                                       Exhibit B

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Lee S. Ainslie III, hereby make, constitute and appoint John T. McCafferty as my agent and attorney-in-fact for the purpose of executing (i) in my personal capacity or (ii) in my capacity as manager or other officer or representative of Maverick Capital Management, LLC, Maverick Capital, Ltd. or any affiliate of either, all documents to be filed with or delivered to any foreign or domestic governmental or regulatory body or other person pursuant to any legal or regulatory requirement relating to the issuance, acquisition, ownership, management or disposition of securities or investments, including all documents required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 and any joint filing agreements pursuant to Rule 13d-1(k).

All past acts of the attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 13th day of February, 2003.



                                                     /s/ Lee S. Ainslie III
                                                     --------------------------
                                                     Lee S. Ainslie III